News Release
Berry Petroleum Company       Phone (661) 616-3900
5201 Truxtun Avenue, Suite 300 E-mail: ir@bry.com
Bakersfield, California 93309-0640
Internet:www.bry.com                  NYSE:BRY


Contacts:  Jerry V. Hoffman, Chairman, President & CEO
Ralph J. Goehring, Senior Vice President & CFO
February 13, 2003                          For Immediate Release

               BERRY PETROLEUM'S 2002 EARNINGS
               ROSE 37% IN 2002 TO $30 MILLION

Bakersfield, California - Berry Petroleum Company (NYSE:BRY) today announced net income of $30 million, or $1.38 per share, (basic) on revenues of $132.6 million for the year ended December 31, 2002, up 37% from $21.9 million, or $1.00 per share (basic), on revenues of $138.5 million for the year ended December 31, 2001. These results represent Berry's second highest net income ever. Net income for 2001 was adversely affected by a $4 million after-tax charge for the write-off of electrical receivables deemed uncollectable. However, in the first quarter of 2002, a portion of those proceeds were collected resulting in a $2.2 million after-tax credit. Total production for 2002 was 5.3 million barrels of oil equivalent
(BOE), or 14,387 BOE/day, up 4% from 5 million BOE, or 13,820 BOE/day, in 2001. The average sales price/BOE received in 2002 was $19.39, down 2% from $19.79 received during 2001.

For the fourth quarter of 2002, the Company earned $7 million, or $.32 per share (basic), on revenues of $36.7 million.
This was up 75% from $4 million, or $.19 per share (basic) earned in the fourth quarter of 2001 on revenues of $27.5 million, but down 8% from $7.6 million, or $.35 per share (basic) earned in the third quarter of 2002 on revenues of $35.3 million. Total production for the fourth quarter of 2002 was 1.4 million BOE, or 15,208 BOE/day, up 13% from 1.2 million BOE, or 13,444 BOE/day in the fourth quarter of 2001 and up 5% from 1.3 million BOE, or 14,464 BOE/day, in the third quarter of 2002. The average sales price/BOE received in the fourth quarter of 2002 was $20.41, up 32% from $15.51 received in the fourth quarter of 2001 and down 3% from $21.03 received in the third quarter of 2002.

Jerry Hoffman, Chairman, President and Chief Executive
Officer, stated "2002 was another solid year for the Company as we achieved a 17% return on capital employed (our three-year average is 18%), and an 18% return on equity (our three-year average is 21%). Production rates were decreased significantly in 2001 due to the suspension of our steam operations as a result of the California energy crisis. Our most important goal for 2002 was to re-establish production rates from our core assets to the levels achieved before the steam interruption. This goal was largely achieved in 2002 with a production exit rate for 2002 of approximately 15,700 BOE/day. Excluding property acquisitions, the Company's 2003 capital budget for additional development of our core properties is $27.6 million, which is down 10% from 2002 capital expenditures. We also expect our steaming operations to rise to levels near 67,000 barrels of steam per day to support our increasing production. Our target average production rate from our existing producing properties for 2003 is 16,400 BOE/day, up 14% from our 2002 average production rate of 14,387 BOE/day and we expect to exit 2003 at 17,700 BOE/day."

Operating costs ($/BOE) were $8.49 in 2002, up 6% from $7.99 in 2001. Operating expenses for the fourth quarter of 2002 were $10.17, up 44% from the fourth quarter of 2001. The primary reason for

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Berry Petroleum Company News Release - February 13, 2003  Page 2
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the increase was high steam costs due to high gas prices, low electricity prices and high volumes of steam from our conven-tional generators. The average cost of natural gas purchases in 2002 was $3.13 per Mmbtu, down from $5.76 in 2001. The average price for the fourth quarter was $3.99 and the current cost of delivered gas is $4.92 per Mmbtu. Total steam injected in 2002 was 21.9 million barrels, up 78% from 12.3 million barrels in 2001. The average sales price per megawatt of electricity was $40.06 in 2002, down from $79.14 in 2001. Management anticipates that operating costs will increase to a range of approximately $8.50 - $9.50 per BOE in 2003 due to high steaming operations and relatively high natural gas prices.

During 2002, the majority of the Company's electricity was sold on the open market. However, in January 2003, Berry began delivery of electricity under reinstated Standard Offer contracts with Pacific Gas and Electric Company and Southern California Edison Company, which should result in improved electrical pricing and contribute to lower operating costs for the Company's crude oil production operations. These contracts are scheduled to terminate no later than December 31, 2003. Management will pursue extensions or other longer-term contracts at competitive rates for 2004 and beyond.

General and administrative expenses (G&A) in 2002 were $7.9 million, or $1.51 per BOE, up 6% from $7.2 million, or $1.42 per BOE, in 2001. The increase from 2001 was primarily due to costs related to the evaluation of potential acquisitions and rent on the Company's corporate offices. The Company is targeting 2003 G&A costs of approximately $1.50 per BOE.

Ralph Goehring, Senior Vice President and Chief Financial Officer, said, "The Company generated a very healthy $57.9 million in cash from operations, up 64% from $35.4 million, in 2001. In the fourth quarter of 2002, Berry adopted
SFAS No. 143, "Accounting for Asset Retirement Obligations." The Company has recorded costs for the ultimate abandonment of our wells and facilities for many years under SFAS No. 19 and the effect of the change on 2002 earnings was immaterial.
The effect on earnings in 2003 under the newly adopted method will be a charge of approximately $.5 million compared to a charge of approximately $.8 million under the previous method. The most significant effect of the change was to move the current accumulated financial obligation to a long-term liability account. The value of this obligation under our previous method had been recorded as a reduction to the total book value of the Company's property, plant and equipment. The accrued abandonment obligation at December 31, 2002 was $4.6 million."

The present value of estimated future net cash flows from Berry's proved reserves, discounted at 10%, was $452 million at December 31, 2002, up 61% from $280 million in 2001. These estimated cash flows were calculated using an unescalated year-end average oil sales price of $24.16 and $14.18 for 2002 and 2001, respectively. Total oil and gas reserves at December 31, 2002 were 101.7 million barrels, down slightly from 102.9 million barrels in 2001. Therefore, the Company replaced 4.1 million barrels, or 77%, of its production in 2002.

Jerry Hoffman stated, "While we had a good year financially in 2002, the acquisition environment was, and remains, difficult due primarily to high commodity pricing. However, the Company acquired significant acreage positions in Kansas and Illinois and is in the process of evaluating the development potential of coalbed methane production as part of our plan to diversify Berry's resource base with natural gas production. For 2003, our most important goal is to leverage our excellent balance sheet into growth assets and add a new core area for the Company outside California. We are targeting the U.S. Rockies and the Mid-continent and have established an office in Denver, Colorado to provide improved access to the available opportunities."

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Berry Petroleum Company News Release - February 13, 2003  Page 3
of 5

An earnings conference call will be held February 14, 2003 at 8:00 a.m. PT. Dial 800-218-0713 to participate. For a digital replay, dial 800-405-2236 (passcode 522795). The digital replay will be available until February 28, 2003 at 11:59 p.m. PT. A webcast is available at www.bry.com.

Berry Petroleum Company is a publicly traded independent oil and gas production and exploitation company with headquarters in Bakersfield, California. Visit www.bry.com for more information.

"Safe harbor under the Private Securities Litigation Reform Act of 1995:" With the exception of historical information, the matters discussed in this news release are forward-looking statements that involve risks and uncertainties. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that its goals will be achieved. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include, but are not limited to, the timing and extent of changes in commodity prices for oil, gas and electricity, a limited marketplace for electricity sales within California, counterparty risk, competition, environmental risks, litigation uncertainties, drilling, development and operating risks, the availability of drilling rigs and other support services, legislative and/or judicial decisions and other government regulations.


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Berry Petroleum Company News Release - February 13, 2003  Page 4
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                        CONDENSED STATEMENTS OF INCOME
                    (In thousands, except per share data)
                           (unaudited)
                       Three Months Ended   Twelve Months Ended

                       12/31/02   12/31/01   12/31/02   12/31/01
Revenues:
 Sales of oil and gas   $ 28,736   $ 19,278   $102,026   $100,146
 Sales of electricity      7,865      7,829     28,827     35,917
 Interest and other
  income, net                147        372      1,762      2,478
                         -------    -------    -------    -------
   Total                  36,748     27,479    132,615    138,541
Expenses:
 Operating costs - oil
  and gas production      14,223      8,714     44,604     40,281
 Operating costs -
  electricity generation   7,865      7,616     28,496     35,506
 Depreciation, depletion
  & amortization           4,056      3,982     16,452     16,520
 General & administrative  1,758      1,692      7,928      7,174
 Interest                    179        448      1,042      3,719
 Write-off (recovery) of
  electricity receivable       -          -     (3,631)     6,645
 Loss on termination of
  derivative contracts         -      1,458          -      1,458
                         -------    -------    -------    -------
   Total                  28,081     23,910     94,891    111,303

Income before income
 taxes                     8,667      3,569     37,724     27,238
Provision (benefit)for
 income taxes              1,611       (480)     7,634      5,300
                         -------    -------    -------    -------
Net income before
 accounting change      $  7,056   $  4,049   $ 30,090   $ 21,938
Effect of accounting
 change, net of taxes        (66)         -        (66)         -
                         -------    -------    -------    -------
Net income              $  6,990   $  4,049   $ 30,024   $ 21,938
                         =======    =======    =======    =======
Basic net income
 per share              $    .32   $    .19  $    1.38   $   1.00
Diluted net income
 per share              $    .32   $    .18  $    1.37   $    .99
Cash dividends
 per share              $    .10   $    .10  $     .40   $    .40
Weighted average common
 shares:
 Basic                    21,752     21,791     21,741     21,973
 Diluted                  21,952     22,000     21,939     22,110





                         CONDENSED BALANCE SHEETS
                             (In thousands)

                           December 31, 2002    December 31, 2001
ASSETS
  Current assets               $  28,705            $  28,201
  Property & equipment, net      228,475              203,413
  Other assets                       893                  912
                                 -------              -------
                               $ 258,073            $ 232,526
                                 =======              =======

LIABILITIES & SHAREHOLDERS' EQUITY
  Current liabilities          $  32,394            $  22,364
  Long-term debt                  15,000               25,000
  Deferred taxes                  33,866               32,009
  Other long-term liabilities      4,755                    -
  Shareholders' equity           172,058              153,153
                                 -------              -------
                               $ 258,073            $ 232,526
                                 =======              =======

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Berry Petroleum Company News Release - February 13, 2003  Page 5
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                      CONDENSED STATEMENTS OF CASH FLOWS
                                (In thousands)

                                             Year Ended
                                        12/31/02      12/31/01
Cash flows from operations:
  Net income                           $  30,024     $  21,938
  Depreciation, depletion &
   amortization                           16,452        16,520
  Increase (decrease) in deferred
   income taxes                            1,857           (50)
  Other, net                                (184)         (505)
  Net changes in operating assets
   and liabilities                         9,746        (2,470)
                                         -------       -------
   Net cash provided by operations        57,895        35,433

Net cash used in investing activities    (36,526)      (17,029)
Net cash used in financing activities    (18,741)      (13,897)

Net increase in cash & cash
   equivalents                             2,628         4,507

Cash & cash equivalents, beginning
   of period                               7,238         2,731
Cash & cash equivalents, end of
   period                              $   9,866     $   7,238



                         COMPARATIVE OPERATING STATISTICS

                      Three Months Ended    Year Ended
                      12/31 12/31 Change   12/31   12/31  Change
Oil & Gas              /02   /01            /02     /01
Net production-BOE/D 15,208 13,444 +13%    14,387  13,820   +4%
 Per BOE:
Average sales price  $20.41 $15.51 +32%    $19.39  $19.79   -2%
Operating costs*       9.57   6.50 +47%      7.94    7.50   +6%
Production taxes        .60    .55  +9%       .55     .49  +12%
Total operating costs 10.17   7.05 +44%      8.49    7.99   +6%
Depreciation/
 depletion             2.90   3.22 -10%      3.13    3.28   -5%
General &
 administrative
 expenses              1.26   1.37  -8%      1.51    1.42   +6%
Interest expense     $  .13 $  .36 -64%    $  .20  $  .74  -73%

Electricity
Net megawatts per
 day produced         2,126  1,936 +10%     2,050   1,325  +55%
Net megawatts per
 day sold             1,860  1,821  +2%     1,848   1,245  +48%
Average sales price
 per megawatt        $43.97 $43.92   -%    $40.06  $79.14  -49%
Fuel gas cost per
 Mmbtu               $ 3.99 $ 2.44  +64%   $ 3.13  $ 5.76  -46%

      *Excluding production taxes
       BOE/D - Barrels of oil equivalent per day.

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